Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960	Telephone: 011-692-625-3602 Email: dreeder.rmi@gmail.com r.simpson@simpson.gr

November 4, 2016

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re: Seaspan Corporation

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Seaspan Corporation, a corporation formed under the laws of the RMI (the “Corporation”), with respect to the preparation of a prospectus supplement dated November 4, 2016 (the “Prospectus Supplement”), to that certain Registration Statement on Form F-3 (333-211545), which became effective on May 23, 2016 (the “Registration Statement”), for the offering and sale by the Corporation from time to time of up to an aggregate of US$150,000,000.00 of its 7.95% Series D Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share (the “Series D Shares”), the 8.25% Series E Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share (the “Series E Shares”), the 8.20% Series G Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share (the “Series G Shares”), and the 7.875% Series H Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share (the “Series H Shares” and together with the Series D Shares, the Series E Shares and the Series G Shares the “Shares”).

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Prospectus Supplement; (iii) the ATM Sales Agreement dated November 4, 2016, among the Corporation and FBR Capital Markets & Co. (the “Sales Agreement”); (iv) the Corporation’s Amended and Restated Articles of Incorporation; (v) the Corporation’s Bylaws; and (vi) resolutions of the meetings of the Board of Directors of the Corporation, approving the offering of the Shares and all action relating thereto. We have also examined such corporate documents and records of the Corporation and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Corporation and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that:

Under the laws of the RMI when the Shares have been issued and delivered in accordance with the terms of the Registration Statement, the Prospectus Supplement and the Sales Agreement upon payment of the consideration thereof or provided for therein, then the Shares will be validly issued, fully paid and non-assessable.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement and the Prospectus Supplement, without admitting we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.